March 5, 2025

Dear Steve Rusing,

Mattress Firm, Inc. (“MFI” or the “Company”) is pleased to extend to you the position of President as a full-time employee, reporting to Scott Thompson, Interim Chief Executive Officer. This letter will serve to confirm our understanding of your acceptance of this position. This position will have a start date on or about March 10, 2025.

Compensation
You will be compensated with a monthly salary of $45,833.33 (annualized at $550,000.00), paid semi-monthly, subject to normal withholdings.

Short Term Incentive Program
Beginning January 1, 2026 (fiscal year 2026), you will be eligible to participate in the Company’s annual short-term incentive bonus program. This program will provide you with the opportunity to earn an annual bonus award in an amount equal to 85% of your assigned base pay as of the end of the fiscal year. The bonus is based on corporate and financial achievements, and the award can range from 0% up to 200% of the expected target bonus opportunity. The Company reserves the right to amend or terminate any bonus or benefits programs at its discretion.

In respect of fiscal year 2025, you are eligible for a guaranteed short-term incentive bonus of $500,000, subject to your continued employment as President through December 31, 2025. This short-term incentive bonus will be payable on the first payroll date after the finalization and approval of the Company’s audited financials for fiscal year 2025 (estimated for February 15, 2026). This 2025 short-term incentive bonus will be funded, on a pro rata basis, between the Company and your former employer, Tempur-Pedic North America, LLC.

Long Term Incentive Program
It is anticipated that commencing in 2026 you will be considered for future equity awards in accordance with Somnigroup International Inc.’s process for executives, but the timing, amount and terms of any future grants will be subject to the discretion of the Board of Directors of Somnigroup International Inc. or its Compensation Committee.

Your current unvested equity awards granted to you by Somnigroup International Inc. will remain and continue to vest as per the terms of the applicable award agreement.

You are eligible to participate in other long-term incentive programs of the Company or its affiliates for which your role is designated as a participant.

Sign-on Bonus
You will receive a sign-on bonus totaling $1,000,000, subject to normal withholdings. This will be paid within the first fifteen (15) days of your start date.

Relocation
The Company has a flexible work environment. However, the executive team believes that in-person interactions are highly valuable. Accordingly, the Company will provide you with a one-time relocation payment of $500,000 to facilitate your move to Houston, Texas. The relocation payment will be paid to you upon your completed relocation to Houston, Texas.

Additionally, for a period of six months starting March 10, 2025, the Company will reimburse you for reasonable expenses incurred in connection with your travel to and from Houston, Texas. These expenses will be limited to first-class airfare, lodging and rental car expenses. Reimbursement requests must be submitted through Concur.

3250 BRIARPARK DR, SUITE 400 | HOUSTON, TX 77042 | P 713.923.1090 | F 713.923.1096

Offer Letter - Rusing
March 5, 2025

Policies and Benefits
As a new employee, you are invited to participate in the Mattress Firm Benefits programs. For purposes of all Mattress Firm Benefits programs, your years of service at legacy Tempur Sealy International, Inc. and its affiliates will be carried over to Mattress Firm. Enrollment must be completed within the first 31 days of your employment and coverage is effective on the first of the month following the 60th day of continuous employment (the “Benefits Enrollment Date”). Mattress Firm will reimburse you for up to three months of your COBRA insurance premiums while you await entry into our benefits program.

You are also entitled to the following:
•20 days paid vacation in a 12-month period to be accrued and used in accordance with company policy.
•8 days paid Corporate Holidays (6 traditional – New Year’s Day, Christmas Day, July 4, Thanksgiving Day, Labor Day, Memorial Day, and 2 personal holidays of importance to you.)
•2 days paid volunteer service days.
•6 sick days per calendar year, available to use upon 60 days of employment (or as otherwise required by applicable law)
•10 Paid Family Leave Days to be used in a rolling 12-month period effective after 60 days of employment (and/or as otherwise required by applicable law)
•5 incidental days (additional PTO days)
•3 bereavements days

Non-Compete Agreement
Upon your acceptance of this position, you will also be required to sign a non-compete agreement as a condition of your employment. A draft of that agreement is attached to this letter.

At-Will Employment
If you choose to accept this offer, please understand your employment is “at will,” voluntarily entered into and is for no specific period. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its at-will employment relationship with you at any time, with or without cause, and this letter does not constitute a contract of employment. Notwithstanding anything in this offer letter, from the date of your employment, you are designated as an associate who is eligible to participate in the Amended and Restated Severance Pay Plan.

Authorization to Work /Background Investigation
As a condition of employment, you will be required to show proof of authorization to work in the U.S. within three business days of your date of hire. Additionally, you will be required to pass a criminal background investigation, as a condition of your employment. Your employment with Mattress Firm, Inc. is contingent upon the successful completion of the pre- employment process.

Acceptance
To indicate your acceptance of this offer, please sign below. This letter, along with the Mattress Firm, Inc. Associate’s Handbook, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may only be modified by a written agreement signed by you and the EVP, Human Capital of Mattress Firm, Inc.

Welcome to the Mattress Firm team!

Agreed to and accepted by:

Signature /s/ Steve Rusing
Name: Steve Rusing
Date: March 7, 2025